As filed with the Securities and Exchange Commission on February 5, 2026

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

STRIVE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-1293236
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Crescent Court, Suite 1400 Dallas, TX 75201 (855) 427-7360	75201
(Address of Principal Executive Offices)	(Zip Code)

Strive, Inc. 2026 Omnibus Equity Incentive Plan

(Full Title of the Plans)

Brian Logan Beirne
Chief Legal Officer

200 Crescent Court, Suite 1400

Dallas, TX 75201

(855) 427-7360
 (Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Derek Dostal Evan Rosen Adam Kaminsky Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 16, 2026, the Board of Directors of Strive, Inc., a Nevada corporation (f/k/a Asset Entities Inc.) (the “Registrant”) adopted the Strive, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”), subject to ratification by the Registrant’s stockholders. On January 16, 2026, pursuant to the written consent of the holders of a majority of the voting power of the issued and outstanding capital stock of the Registrant (the “Majority Stockholders”), the Majority Stockholders ratified the Plan. The Plan became effective as of February 5, 2026 (the “Effective Date”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant for the purpose of registering (i) 118,459,736 shares of the Registrant’s Class A common stock, par value $0.001 per share (the “Common Stock”), that are authorized for issuance under the Plan, which takes into account the number of shares of remaining available for future grant under the Strive, Inc. Amended and Restated 2022 Equity Incentive Plan (the “Prior Plan”), (ii) 16,444,467 shares of Common Stock which were subject to outstanding awards under the Prior Plan as of the Effective Date (the “Outstanding Shares”) and (iii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

Pursuant to Section 5(b) of the Plan, the Outstanding Shares will be available for future grants under the Plan to the extent that, on or after the Effective Date, the awards granted under the Prior Plan are forfeited, canceled, expired, terminated or lapsed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, filed with the SEC on May 15, 2025, June 30, 2025, filed with the SEC on August 5, 2025 and September 30, 2025, filed with the SEC on November 14, 2025; and

(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 22, 2025, March 20, 2025, May 2, 2025, May 7, 2025, May 21, 2025, May 27, 2025, July 3, 2025, August 20, 2025, August 28, 2025, September 9, 2025 (excluding the information set forth of Item 7.01 therein, which is not deemed filed and not incorporated by reference herein), September 12, 2025 (excluding the information set forth of Item 7.01 therein, which is not deemed filed and not incorporated by reference herein), September 15, 2025, September 15, 2025 (excluding the information set forth of Item 7.01 therein, which is not deemed filed and not incorporated by reference herein), September 22, 2025, September 23, 2025, September 26, 2025, October 2, 2025, October 6, 2025, October 10, 2025, October 14, 2025, October 28, 2025, November 3, 2025, November 10, 2025, November 10, 2025, November 14, 2025, November 17, 2025, December 9, 2025, December 15, 2025, January 5, 2026, January 13, 2026, January 15, 2026, January 16, 2026, January 21, 2026, January 22, 2026 and February 3, 2026.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.7502(1) provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person is not liable pursuant to NRS 78.138 or if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

The Registrant’s articles of incorporation permit indemnification of, and advancement of expenses to, the Registrant’s directors, officers and other agents, and any other persons to which applicable law permits the Registrant to provide indemnification, to the fullest extent permitted by applicable law, including the NRS.

The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify the directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer is not liable pursuant to NRS 78.138 or acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant (and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful). At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of Strive, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed with the SEC on December 3, 2025)
3.2	Amended and Restated Bylaws of Strive, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed with the SEC on December 3, 2025)
3.3	Certificate of Amendment to the Amended and Restated Articles of Incorporation of Strive, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 3, 2025)
4.1	Description of Capital Stock (incorporated by reference to the Registrants Registration Statement on Form S-8, filed with the SEC on September 15, 2025)
5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP
23.1*	Consent of BDO USA, P.C., independent registered public accounting firm for Semler Scientific, Inc.
23.2*	Consent of KPMG LLP, independent registered public accounting firm for Strive, Inc.
23.3*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page hereof)
99.1*	Strive, Inc. 2026 Omnibus Equity Incentive Plan
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on February 5, 2026.

Strive, Inc.

By:	/s/ Matthew Cole
	Name:	Matthew Cole
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Cole, Benjamin Bartley Pham and Brian Logan Beirne, and each of them, as true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Strive, Inc. to comply with the provisions of the Securities Act, and all requirements of the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mathew Cole	Chief Executive Officer and Chairman	February 5, 2026

/s/ Benjamin Pham	Chief Financial Officer and Director	February 5, 2026
Benjamin Pham

/s/ Brian Logan Beirne	Chief Legal Officer and Director	February 5, 2026
Brian Logan Beirne

/s/ Arshia Sarkhani	Chief Marketing Officer and Director	February 5, 2026
Arshia Sarkhani

/s/ Shirish Jajodia	Director	February 5, 2026
Shirish Jajodia

/s/ James A. Lavish	Director	February 5, 2026
James A. Lavish

/s/ Jonathan R. Macey	Director	February 5, 2026
Jonathan R. Macey

/s/ Mahesh Ramakrishnan	Director	February 5, 2026
Mahesh Ramakrishnan

/s/ Pierre Rochard	Director	February 5, 2026
Pierre Rochard

/s/ Eric Semler	Director	February 5, 2026
Eric Semler